FIRST AMENDMENT

THIS FIRST AMENDMENT to the Note (as defined below) (the “Amendment”) is entered into on April 12, 2024 (the “Effective Date”), by and between Spirits Time International, Inc., a Nevada corporation (the “Company”), and Auctus Fund, LLC, a Delaware limited liability company (the “Holder”) (each the Company and the Holder a “Party” and collectively the “Parties”).

BACKGROUND

A.The Company and Holder are the parties to that certain senior secured convertible promissory note in the original principal amounts of $300,000.00 issued on September 24, 2018 (as amended from time to time, the “Note”); and

B.The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Notwithstanding anything in the Note to the contrary, the Company and Holder hereby agree that all outstanding amounts under the Note shall be exchanged into the securities issued by the Company in the next Qualified Offering (as defined in this Amendment) consummated by the Company after the Effective Date (the “Exchange”).  The Exchange shall occur on the date that the Company consummates its next Qualified Offering after the Effective Date (the “Exchange Date”), pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act, as amended.  For the avoidance of doubt, the Holder shall receive an amount of the securities in the Qualified Offering equal to the amount that would have been received if the Holder had subscribed to the Qualified Offering for an amount equal to the total outstanding amount under the Note as of the Exchange Date. As of the Effective Date, the total outstanding amount under the Note shall be stipulated to be $339,023.00, consisting of $290,000.00 of principal and $49,023.00 of accrued interest. Beginning on the Effective Date, the monthly interest rate on the outstanding principal amount shall be stipulated to be $5,800 per month (to be prorated if a calculation of a partial month of interest is necessary). “Qualified Offering” shall mean an offering of the Company’s common stock, or units comprised of the Company’s common stock and warrants to purchase the Company’s common stock, pursuant to which the Company has received at least $3,000,000 in subscriptions in cash.

2.Section 4.6 of the Note shall apply to this Amendment.

3.This Amendment may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument.  Such counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Spirits Time International, Inc. By: /s/ Mark A. Scharmann Name: Mark A. Scharmann Title: Chief Executive Officer	Auctus Fund, LLC By: /s/ Lou Posner Name: Lou Posner Title: Managing Director